Exhibit 10.17

Summary of Directors’ Compensation

In 2010, non-employee directors were paid $17,000 per quarter ($68,000 per year). In addition, in accordance with the 2008 Director Stock Plan, non-employee directors received, for service as a director, shares of Albemarle common stock equal to the amount of the annual retainer fee divided by the closing price per share of Albemarle common stock on the Annual Meeting date, which was $44.20.

Non-employee directors also received an additional amount based on their committee service. Audit Committee members received $2,250 per quarter ($9,000 per year), and the Chairman of the Audit Committee received an additional $2,250 per quarter ($9,000 per year). Executive Compensation Committee members received $2,250 per quarter ($9,000 per year), and the Chairman of the Executive Compensation Committee received an additional $2,250 per quarter ($9,000 per year). Nominating and Governance Committee members received $1,250 per quarter ($5,000 per year), and the Chairman of the Nominating and Governance Committee received an additional $750 per quarter ($3,000 per year). Health, Safety and Environment members received $1,250 per quarter ($5,000 per year), and the Chairman of the Safety, Health, and Environment Committee received an additional $750 per quarter ($3,000 per year). Our Lead Independent Director received $50,000 in 2010 in lieu of committee fees. In addition, we reimbursed each of our non-employee directors for reasonable travel expenses incurred in connection with attending Board and Board Committee meetings, and we matched up to $2,500 for director charitable giving. Employee members of the Board of Directors were not paid separately for service on the Board.